Exhibit 99.2

PRESS RELEASE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor New York, NY 10151		VP, Investor Relations 646-412-6877
mchesler@mdc-partners.com

MDC Partners Inc. Announces Completion of Secondary Offering of Class A Subordinate Voting Shares by Selling Stockholder

New York, NY (May 16, 2014) – MDC Partners Inc. (“MDC”) (NASDAQ: MDCA) (TSX: MDZ.A) today announced the completion of an underwritten offering of 3.5 million Class A Subordinate Voting Shares (“Class A Shares”) of MDC by Miles S. Nadal, Chief Executive Officer of MDC. MDC did not sell any Class A Shares in, and did not receive any proceeds from, the offering.

The shares were offered pursuant to an automatically effective registration statement previously filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus relating to the offering when available may be obtained from BMO Capital Markets Corp., c/o 3 Times Square, 27th Floor, New York, NY 10036, Tel. 1-800-414-3627. BMO Capital Markets Corp. acted as sole underwriter for the offering.

This press release does not constitute an offer to sell, or a solicitation of an offer to sell or buy any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities was made only by means of the prospectus supplement and the accompanying prospectus.

About MDC Partners Inc.

MDC is one of the world's largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada and worldwide.

MDC Partners’ durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC’s reputation as “The Place Where Great Talent Lives.”

MDC Partners' Class A Shares are publicly traded on NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A.”

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, MDC’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and MDC’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in MDC’s Form 10-K for its fiscal year ended December 31, 2013 filed with the SEC on March 10, 2014 and in subsequent SEC filings.